Exhibit 2
REPORT OF THE BOARD OF DIRECTORS TO SHAREHOLDERS
OF GENTIUM S.P.A. REGARDING
ORDINARY SHAREHOLDERS’ MEETING

Dear Shareholders and Holders of American Depositary Shares:

An Ordinary Shareholders’ Meeting of Gentium S.p.A. (the “Company”) has been called in order to (i) approve the 2010 Italian GAAP financial statements of the Company and related documents, (ii) set the number of members of the Board of Directors of the Company and elect members of the Board of Directors of the Company for the 2011/2012 term, (iii) approve director compensation, and (iv) to approve the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for the fiscal year 2011 with respect to the Company’s U.S. GAAP financial statements and approve its compensation.

The “first call” for this meeting is April 29, 2011 at 10:00 a.m., Italian time, at the offices of the Notary Public, Mr. Massimo Caspani, in Via Pessina no. 3, Como Italy.  Should a quorum not be present for the first call (attendance by shareholders representing at least half of the outstanding ordinary shares of the Company), a “second call” for this meeting will be on May 9, 2011 at the same time and place. There is no quorum requirement at the second call.

Holders of the Company’s American Depositary Shares (“ADSs”) of record on March 2, 2011 will be able to instruct The Bank of New York, the Company’s depositary of the ordinary shares representing the ADSs, to vote those ordinary shares at the meeting pursuant to the terms of the Deposit Agreement dated as of June 15, 2005 between the Company and The Bank of New York. The Bank of New York will vote its ordinary shares pursuant to the instructions it receives from the ADS holders at either the first call or the second call, as the case may be. The affirmative vote of the majority of the shareholders present at either the first call (if a quorum is present), or second call (if necessary), is required to approve any resolution proposed at the Ordinary Shareholders’ Meeting.

The Board of Directors recommends that you vote in favor of each of these matters.

1.           Approve the 2010 Italian GAAP financial statements of the Company and related documents and allocate the annual operating profit to the Company’s net worth reserve.

The 2010 Italian GAAP draft financial statements of the Company and related documents (i.e., statement of assets and liabilities, profit and loss account, supplemental notes, report of the Board of Directors on the management of the Company and the reports of the Board of Statutory Auditors and the independent auditors) will be available for review at the registered office of the Company, located in Villa Guardia (Province of Como), Piazza XX Settembre 2, and also will be posted on the Company’s website at www.gentium.com, starting no later than April 13, 2011.  The Board of Directors recommends that the shareholders approve such financial statements and related documents and to allocate the annual operating profit to the Company’s net worth reserve.

2.           Set the number of members of the Board of Directors of the Company and elect members of the Board of Directors of the Company for the 2011/2012 term.

The Board of Directors submits to the shareholders’ attention the proposal of retaining the number of members of the Board of Directors at six (6) and re-electing the following individuals as members of the Board of Directors for the term from this Ordinary Shareholders’ Meeting to the Company’s Ordinary Shareholders’ Meeting approving the 2011 Italian GAAP draft financial statements (the “Company’s 2012 Annual Ordinary Shareholders’ Meeting”), or until otherwise replaced or removed. Additional information about each nominee is provided below.

a.	Gigliola Bertoglio

b.	Marco Codella

c.	Glenn Cooper

d.	Laura Ferro

e.	Khalid Islam

f.	Bobby Sandage

Gigliola Bertoglio, 76, has served as one of our directors since December 2004.  Ms. Bertoglio has been a partner of Audirevi S.r.l., an Italian registered public accounting firm, since January 2005 and was a self-employed consultant during 2004. From 1970 through 2003 she was employed by Reconta Ernst & Young (the Italian affiliate of Ernst & Young LLP) and its predecessors and was an audit partner beginning in 1977. From 1998 until leaving the firm, she was responsible for the firm’s Capital Market Group in Italy. From 1989 to 1998, she was responsible for directing the firm’s Professional Standards Group, a member of the Accounting and Auditing Standards Group of Ernst & Young International and a coordinating audit partner for clients with international operations. From 1977 to 1989, Ms. Bertoglio was a partner of the Italian firm of Arthur Young & Co. (the predecessor to Ernst & Young) where she was responsible for directing the firm’s Professional Standards Group, served in an advisory role to the Accounting and Auditing Standards Group of Arthur Young International and was a coordinating audit partner for clients with international operations. From 1970 to 1977, she was an Audit Manager (1970 to 1974) and an Audit Principal (1975 to 1977) with the Italian firm of Arthur Young & Co. in its Rome and Milan offices. Prior to 1970, Ms. Bertoglio was employed in the New York offices of Horwath & Horwath and LKH&H, both of which were public accounting firms. She earned a degree in Public Accounting from New York University and a Diploma in Accounting from Economics Institution in Biella, Italy. She is a Certified Public Accountant (active license to August 31, 2003, inactive after that) in the United States and included in the Register of Authorized Auditors of Consob, the Italian Stock Exchange’s regulatory agency for public companies.

Marco Codella, 51, has served as one of our directors since June 2005.  Mr. Codella has been the Chief Financial Officer of Sigma-Tau Industrie Farmaceutiche Riunite S.p.A., an international family of pharmaceutical companies, since May 1999 and he has been Chief Financial Officer of Sigma-Tau Finanziaria S.p.A. since July 2008.  Mr. Codella was a professor of Economics and Management Accounting at University of Rome, La Sapienza from 2001 to 2007.  From 1997 to 1999, Mr. Codella was the Finance, IT and Logistics Director of Crown Cork & Seal Italy S.p.A., an Italian subsidiary of Crown Holdings, Inc., a manufacturer of packaging products to consumer marketing companies. From 1994 to 1997, Mr. Codella was the Finance and IT Director of Crown Cork & Seal Italy S.p.A. From 1990 to 1994, Mr. Codella held various finance positions at Digital Equipment Italia S.p.A., an Italian subsidiary of Digital Equipment Corporation, a computer company. From 1987 to 1990, Mr. Codella was the Finance Manager of an Italian subsidiary of Ampex Corporation, a provider of technology for acquisition, storage and processing of visual information. From 1984 to 1987, Mr. Codella was an auditor at Deloitte, Haskins & Sells, an accounting firm. Mr. Codella is a director of Sigma-Tau Finanziaria S.p.A. He is also a Director of Sigma-Tau  Industrie Farmaceutiche Riunite S.p.A., Biosint S.p.A., Tecnogen S.p.A., Sigma-Tau Healthscience LLC, Sigma-Tau India, Sigma-Tau BV, and Sigma-Tau Healthscience International BV,  each of which is a subsidiary of Sigma-Tau Finanziaria S.p.A. Mr. Codella is an Italian certified public accountant. Mr. Codella graduated summa cum laude from Rome University in 1984 with a degree in economics.

Glenn Cooper, 58, has served as one of our directors since October 2009.  Dr. Cooper is currently the Executive Chairman and Chief Executive Officer of Coronado Biosciences, Inc., a clinical stage biopharmaceutical company focused on cancer care. From 1993 until 2009, Dr. Cooper served as Chairman and Chief Executive Officer of Nasdaq-listed Indevus Pharmaceutical, a specialty pharmaceutical company focused on urology and endocrinology..  Prior to joining Indevus in 1993, Dr. Cooper held numerous executive level positions, including President and Chief Executive Officer of Progenitor, Inc., Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation, and various clinical and regulatory positions with NYSE-listed Eli Lilly and Company.  Dr. Cooper has participated in the development and commercialization of numerous drugs, including Prozac®, Axid®, Lorabid®, Ceclor®, SANCTURA®, SANCTURA XR®, Supprelin-LA®, and Vantas®.  Dr. Cooper is currently a member of the Board of Directors of Repligen Corporation, listed on Nasdaq.  Dr. Cooper received an M.D. from Tufts University School of Medicine, performed his postdoctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and the Massachusetts General Hospital and received a B.A. from Harvard University.

Laura Ferro, 59, is our former President and Chief Executive Officer (1991 until 2009) and has served as one of our directors since 1991.  Dr. Ferro is the former President and Chief Executive Officer of our largest shareholder, FinSirton.  From 1991 to 2010, Dr. Ferro also held various positions at Sirton Pharmaceuticals S.p.A., a subsidiary of FinSirton that specializes in manufacturing pharmaceutical products.  Prior to that, Dr. Ferro was a practicing physician for 15 years. Dr. Ferro is a member of the executive committee of Farmindustria, an Italian pharmaceutical industry group. She is also the President of the Gianfranco Ferro Foundation, a not-for-profit Italian organization with the mission of stimulating research, education and dissemination of information on the correct use of medications and adverse effects of medicines. Dr. Ferro received her M.D. and Ph.D. degrees from the University of Milan, and a MBA from Bocconi University in Milan in 1994.  Dr. Ferro is a licensed physician. She was certified in psychiatry at the University of Milan in 1981 and in Clinical Pharmacology at the University of Milan in 1994.

Khalid Islam, 55, has served as our Chairman of our Board of Directors since December 2009 and our Chief Executive Officer since November 2009.  Dr.  Islam has over 22 years of experience in the pharmaceutical sector. From 1999 to 2008, he was the President and Chief Executive Officer of the SWX-listed anti-infective company Arpida AG. Prior to joining Arpida, he held various research and development roles at Hoechst Marion Roussel and Marion-Merrell Dow, both global pharmaceutical companies. He is the founder/co-founder of several companies and has previously served as a member of the Board of Directors for Arpida AG in Switzerland, Rheoscience A/S in Denmark and Chairman of Arpida Inc. In addition, Dr. Islam is currently the Chairman of the Board of Directors of C10 Pharma in Norway, an advisor to the venture capital group Kurma Biofund in Paris, a member of the International Scientific Advisory Board of the Network of Excellence in Pathogenomics, and a member of the Editorial Board of Current Drug Discovery and Technologies. He received a Bachelor of Science from Chelsea College, University of London, and his Ph.D. from Imperial College, University of London. He has published over 80 articles in scientific journals and holds numerous patents.

Bobby Sandage, Jr., 57, has served as one of our directors since October 2009.  Dr. Sandage currently serves as Vice President of Embedded Therapeutics at NYSE-listed Covidien plc.  From 1991, and until Indevus Pharmaceuticals was acquired by Endo Pharmaceuticals in 2009, Dr. Sandage held various positions at Indevus Pharmaceuticals, including as Executive Vice President of Research and Development and Chief Scientific Officer.  Following the acquisition of Indevus Pharmaceuticals, Dr. Sandage served as the Executive Vice President for Endo Pharmaceuticals, a pharmaceutical company listed on Nasdaq that is engaged in the research, development, sale and marketing analgesic products and products to treat various urological and endocrinological conditions.  Prior to joining Indevus Pharmaceuticals, Dr. Sandage held senior drug development positions DuPont Merck Pharmaceutical Company, DuPont Critical Care (formerly American Critical Care) and Merrell Dow Pharmaceuticals.  Dr. Sandage previously served as a member of the Board of Directors of Osteologix Inc., a public pharmaceutical company that focuses on the treatment and prevention of diseases of bone and joint tissue. He has also served as a member of the Board of Directors of Genta, Inc., also a public company.  Dr. Sandage has a B.S. in Pharmacy from the University of Arkansas and Ph.D. in Clinical Pharmacy from Purdue University.

3.	Approve director compensation.

The Board of Directors submits to the shareholders’ attention the following proposal to approve, as compensation for each director of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2012 Annual Ordinary Shareholders’ Meeting, (i) US$ 45,000 in the form of an annual cash retainer and (ii) a stock option for 15,000 ordinary shares of the Company.  The stock options will fully vest at the end of each director’s term following his or her re-election to the Board of Directors at this Annual Ordinary Shareholders’ Meeting and will have an exercise price equal to the higher of (i) the fair market value of the Company’s ADSs on the date of grant and (ii) €3.02 pursuant to the resolutions taken by the 2007 Ordinary Shareholders’ meeting.  Such compensation excludes any committee fees and travel reimbursement.

4.           Approve the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2011 with respect to the Company’s U.S. GAAP financial statements and its compensation.

The Board of Directors submits to the shareholders the proposal to resolve upon (A) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2011 with respect to the Company’s U.S. GAAP financial statements, and, in connection therewith, (B) confirmation of a compensation per year to such auditor of €75,000, plus extra-ordinary amounts to be expressly determined for extraordinary transactions and services, and (C) granting the Chairperson of the Board and any other executive officer of the Company the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions for its engagement, including the power to enter into an ad-hoc engagement letter.

In light of the above, the Board of Directors proposes to hold an Ordinary Shareholders’ Meeting to approve the following resolutions:

At the Ordinary Shareholders’ Meeting of Gentium S.p.A., after having examined and approved the report of the Board of Directors, the shareholders

RESOLVED

To approve the 2010 Italian GAAP financial statements of the Company and related documents and, allocate the annual operating profit to the Company’s net worth reserve;

To retain the number of members of the Board of Directors at six (6) and re-elect the following individuals as members of the Board of Directors of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2012 Annual Ordinary Shareholders’ Meeting, or until otherwise replaced or removed:

a.	Gigliola Bertoglio

b.	Marco Codella

c.	Glenn Cooper

d.	Laura Ferro

e.	Khalid Islam

f.	Bobby Sandage, Jr.

To approve as compensation for each director of the Company for the term from this Ordinary Shareholders’ Meeting to the Company’s 2012 Annual Ordinary Shareholders’ Meeting, excluding any committee fees and travel reimbursement, (i) US$ 45,000 in the form of an annual cash retainer and (ii) a stock option for 15,000 ordinary shares of the Company.

To approve (A) the engagement of Reconta Ernst & Young S.p.A. as the Company’s independent auditor for fiscal year 2011 with respect to the Company’s U.S. GAAP financial statements, and, in connection therewith, (B) compensation per year to such auditor of €75,000, plus extra-ordinary amounts to be expressly determined for extraordinary transactions and services, and (C) granting the Chairperson of the Board and any other executive officer of the Company the power to negotiate with Reconta Ernst & Young S.p.A. the terms and conditions for its engagement, including the power to enter into an ad-hoc engagement letter.

Report of the Board of Directors on the proposed resolution of the Extraordinary Shareholders’ Meeting to (i) execute the resolution of the ordinary shareholders’ meeting held on April 30, 2010 with respect to the amendments to 2007 stock option plan, and therefore: (a) amend the previous resolution of the Extraordinary Shareholders’ meeting held on April 27, 2007, and (b) increase the capital of the Company in cash for a maximum amount of €2,200,000 for the issuance of options to purchase ordinary shares of the Company (without a par value) to the company’s employees, directors and consultants pursuant to the Company’s 2007 stock option plan, as amended from time to time, and exclude the pre-emptive right of shareholders of the Company pursuant to article 2441, fifth paragraph, of the Italian Civil Code; and (ii) confirm the power of the Board of Directors, pursuant to articles 2443 and 2420-ter of the Italian Civil Code, to (a) increase the capital of the Company by issuing ordinary shares, and to reserve all or part of such increase for the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase, (b) issue convertible bonds and increase the capital of the Company through the issuance of ordinary shares reserved for the conversion of such convertible bonds and (c) in each case, exclude or limit the option right of shareholders of the Company pursuant to article 2441, fifth paragraph, of the Italian Civil Code.

Dear Shareholders and Holders of American Depositary Shares:

An Extraordinary Shareholders’ meeting of Gentium S.p.A. (the “Company”) has been called in order to examine the proposal of the Board of Directors to (i) execute the resolution of the Ordinary Shareholders’ meeting held on April 30, 2010 (the “2010 Resolution”) regarding the amendments to the Company’s 2007 Stock Option Plan, as amended from time to time (the “Plan”); and therefore (a) amend the resolution of the previous Extraordinary Shareholders’ meeting of the Company held on April 27, 2007 (the “2007 Resolution ”) and (b) increase the capital of the Company in cash by a maximum amount of €2,200,000 for the issuance of options to purchase ordinary shares of the Company (without a par value) to the Company’s employees, directors and consultants pursuant to the Plan; and (ii) confirm the power of the Board of Directors, pursuant to articles 2443 and 2420-ter of the Italian Civil Code, to (a) increase the capital of the Company in cash, by issuing ordinary shares, and to reserve all or part of such increase for the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the capital increase, (b) issue convertible bonds (including on a subordinated basis) and increase the capital of the Company, through the issuance of ordinary shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds and (c) in each case, exclude or limit the option right of the shareholders pursuant to article 2441, fifth paragraph, of the Italian Civil Code.

The “first call” for this meeting is April 29, 2011 at 11:00 a.m., Italian time, at the offices of the Notary Public, Mr. Massimo Caspani, in Via Pessina no. 3, Como, Italy. Should a quorum not be present for the first call (i.e., attendance by shareholders representing the majority of the capital of the Company), a “second call” for this meeting will be on May 9, 2011 at the same time and place. At the second call, if necessary, the same quorum as the first call will be necessary.

Holders of the Company’s American Depositary Shares (“ADSs”) of record on March 2, 2011 will be able to instruct The Bank of New York, the Company’s depositary of the ordinary shares representing the ADSs, to vote those ordinary shares at the meeting pursuant to the terms of the Deposit Agreement dated as of June 15, 2005 between the Company and The Bank of New York. The Bank of New York will vote its ordinary shares pursuant to the instructions it receives from the ADS holders at either the first call or the second call, as the case may be. At the first call or, if necessary, the second call, shareholders representing the majority of the capital of the Company must vote in favour to approve any resolution proposed at the Extraordinary Shareholders’ meeting.  The Board of Directors recommends that you vote in favour of the above matters.

1.	Execution of the 2010 Resolution: (a) amendment to the 2007 Resolution and (b) capital increase

On March 10, 2010, the Board of Directors adopted - and on April 30, 2010, the Ordinary Shareholders’ meeting approved - an amendment to the Plan (i) setting the minimum exercise price for options to be granted under the Plan at €1.94, on the basis of the net worth value of the Company as of December 31, 2009, and (ii) increasing the maximum number of authorized ordinary shares of the Company that may be issued under the Plan by 2,200,000 (in addition to the 1,000,000 ordinary shares previously authorized under the Plan), for a total of 3,200,000 authorized ordinary shares.  While these resolutions were approved at the Ordinary Shareholders’ meeting, the necessary capital increase to implement the increased number of authorized shares was not approved at an Extraordinary Shareholders’ meeting following the Ordinary Shareholders’ meeting, even though a substantial majority voted in favour of the resolution, because the requisite majority of all outstanding shares voting in favor of the resolution as  required under Italian law was not obtained.

Therefore, the Board proposes that this Extraordinary Shareholders’ meeting (i) set a new minimum exercise price for all authorized shares issued in order to implement the Plan based on the net worth value of the Company as of December 31, 2010, and (ii) provide for the necessary increase in capital of the Company by a maximum amount of €2,200,000, on a separable basis, through the issuance of a maximum of 2,200,000 ordinary shares (the “Capital Increase”).

(a)	Amendment to the 2007 Resolution

The Board proposes that the shareholders at this Extraordinary Shareholders’ meeting implement the 2010 Resolution by updating the minimum exercise price established by the 2007 Resolution. In this respect, while the 2010 Resolution established the minimum exercise price on the basis of the net worth value of the Company as of December 31, 2009, since the capital increase was not approved at last year’s Extraordinary Shareholders’ meeting, the Board of Directors proposes to set the minimum exercise price at €2.12, on the basis of the net worth value of the Company as of December 31, 2010. In this respect, the Board underlines that the 2007 Resolution has not been fully implemented yet, as the capital increase approved by the same has not been subscribed, in whole or in part.

(b)	Capital Increase

Reasons for capital increase

The Company’s Board of Directors believes that it is important to implement the 2010 Resolution, in order to promote the long-term success of the Company and to create shareholder value by (i) offering the employees, directors and consultants of the Company an opportunity to acquire a proprietary interest in the success of the Company, (ii) increasing such interest, encouraging such persons to continue to provide services to the Company, and (iii) attracting new persons with outstanding qualifications, through the issuance of options to purchase ordinary shares of the Company to such persons.

Below are some additional details relating to the proposed Capital Increase.

Exclusion of the pre-emptive right of the shareholders

The Board of Directors believes that it is in the best interests of the Company to exclude the pre-emptive right of the shareholders for the Capital Increase pursuant to article 2441, fifth paragraph, of the Italian Civil Code.

Employees, directors and consultants (the “Participants”) would be granted with options to subscribe ordinary shares under the Plan as additional incentive to provide services to the Company and increase the value of the Company through such services.

The Board of Directors believes that having the ability to employ and retain key employees is necessary for the success of the Company. Therefore, it is important to attract and retain key employees by having the ability to compensate such employees with stock options.

Subscription price and determination thereof

The Capital Increase would grant the Participants with the right to subscribe to an overall amount of up to 2,200,000 ordinary shares (in addition to the 1,000,000 ordinary shares previously authorized under the Plan).

In order to exclude the pre-emptive right of the shareholders for the Capital Increase pursuant to article 2441, fifth paragraph of the Italian Civil Code, (i) an exercise price must be indicated, (ii) the criteria adopted for the determination of such exercise price must be provided, and (iii) an opinion of the Board of Statutory Auditors attesting to the congruity of such exercise price must be obtained.

It should be further noted that article 2441, sixth paragraph, of the Italian Civil Code further provides that the exercise price shall be fixed having taken into account the net worth of the Company.

The Board of Directors believes that, in light of net worth value of the Company as of December 31, 2010, the recent closing prices of the Company’s ADSs, and the twelve-year residual term of the Plan, the appropriate minimum exercise price for ordinary shares authorized under the Plan is an amount equal to the higher of (i) the most recent closing price of the Company’s ADSs on the date of grant and (ii) an amount corresponding to €2.12 per share, which was determined based on the Company’s net worth value as of December 31, 2010.

2.	Reasons for confirming the power of Board of Directors to increase the capital and to issue shares, convertible bonds and/or warrants

As a biotechnology research company with cash needs and limited current revenues, the Company needs the flexibility to raise funds quickly and efficiently from time to time. It is of vital importance that the Company be able to effect capital increases and issue shares, convertible bonds (including on a subordinated basis) and/or warrants when the market conditions are most favorable. The need to obtain the approval of the shareholders for each capital increase will require a longer process, could result in an adverse market reaction and could preclude the Company from taking advantage of such favorable market conditions if and when available. It is also very important for the Company to show a strong ability to raise funds quickly and efficiently to the market and to potential co-sponsors, strategic partners and financing institutions.  Extension of the existing power granted to the Board at an Extraordinary Shareholders’ meeting held on April 28, 2006 provides the needed flexibility for the Company to raise funds.

Therefore, the Board of Directors proposes to confirm the provision of the bylaws of the Company (which would otherwise expire on April 27, 2011, i.e. five years following the resolution of the Extraordinary Shareholders’ meeting held on April 28, 2006), pursuant to articles 2443 and 2420-ter of the Italian Civil Code, granting the Board of Directors with the power to:

(i)
increase the capital of the Company in cash up to Euro 90,000,000 (ninety million), in one or more transactions, divided into 90,000,000 (ninety million) shares, with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase;

(ii)
issue convertible bonds, (even subordinated) and increase the capital of the Company, in one or more transactions, where appropriate or in the interest of the Company up to Euro 10,000,000 (ten million), through the relevant issuance of ordinary shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds; and

(iii)	in each case, exclude or limit the option right of the shareholders if the Board of directors determines that exclusion or limitation to be in the interest of the Company.

Such provision of the bylaws would maximize flexibility and efficiency in raising funds by capital increases without undergoing, for each capital increase, the complex process involving a shareholders’ meeting. Moreover, convertible bonds and/or warrants could be an additional incentive for potential investors of ordinary shares, who would thus receive an option right (and not an obligation) to become shareholders of the Company, or to increase their shareholding in the Company within a certain period of time at a specified price. The warrants may be issued for consideration or without consideration.

Exercise and duration of the powers of the Board of Directors

If the delegation of powers to the Board is confirmed, the Board of Directors shall have the power to effect, from time to time, capital increases and issuance of ordinary shares, convertible bonds and/or warrants on the terms and conditions specified above, in such amounts as it determines necessary for a five-year term, starting from the date of the resolution of the 2011 Extraordinary Shareholders’ meeting approving the amendment to article 6 of the Bylaws of the Company.

Reasons for the possible exclusion of the option right

The Board of Directors also proposes to be granted, as in the past five-year period, with the power to exclude or limit the option right of the shareholders for a particular capital increase and issuance of ordinary shares, convertible bonds and/or warrants, if any, pursuant to article 2441, fourth and fifth paragraph, of the Italian Civil Code, if such exclusion or limitation is in the interest of the Company.

Capital increases in cash

The Board of Directors believes that it could be appropriate, from time to time, to exclude or limit the option right of the shareholders of the Company and reserve the capital increase for issuance of ordinary shares, convertible bonds and/or warrants to (i) strategic investors, such as biotechnology companies, pharmaceutical companies, healthcare companies, investment funds and private equity funds specializing in the biotechnology, pharmaceutical and/or healthcare industries, and other entities or individuals having a portfolio that includes stakes in biotechnology, pharmaceutical or healthcare companies and (ii) entities or individuals that are accredited investors or qualified institutional buyers under U.S. law (collectively, the “Strategic Investors”).

Strategic Investors that are in the biotechnology/pharmaceutical/healthcare field could provide an important contribution to the activities of the Company. As a consequence thereof, not only the financial position but also the operational abilities of the Company would benefit from the issuance of shares to those investors. Therefore, the Company would be stronger and more competitive in the market, and such stronger position would also allow the Company to have recourse to other fund raising means in the future.

Moreover, reserving the capital increase to accredited investors or qualified institutional buyers could save the Company substantial amounts of time and money by allowing the Company to issue those shares in private placements. The exercise of the shareholders’ option right would require a public offering in the United States, which would cost a large amount of money, take months to complete and is not, in the view of the Board, practicable. Sales to accredited investors or qualified institutional buyers in private placements would thus increase the net proceeds of the capital increase relative to the total amount of the capital increase, therefore resulting in a more efficient offering, less dilution to the shareholders and a stronger financial and market position.

Additionally, accredited investors and qualified institutional buyers, by their very nature, are large entities or wealthy individuals that may be able deliver additional value to the Company that certain of the Company’s other shareholders may not be able to deliver, such as by inviting the Company to industry events, making introductions to potential strategic partners or providing business and investment advice to the Company.  As a consequence thereof, not only the financial position but also the operational abilities of the Company would benefit from the issuance of shares to those investors.

Issuance of convertible bonds and/or warrants

The Board believes that the assignment of convertible bonds and/or warrants could be reserved, in the interest of the Company, to (i) Strategic Investors, for the same reasons indicated under paragraph 4.1 above, and (ii) current owners of convertible bonds and/or warrants of the Company (collectively, the “Current Owners”), in order to motivate such Current Owners and induce them to further invest in the Company, by subscribing new convertible bonds and/or warrants, which may subsequently be converted in shares of the Company.

In particular, should the above mentioned proposals be approved by the Extraordinary Shareholders’ meeting of the Company, article 6 of the Company’s Bylaws would be amended as follows.

Current Version	Amended Version

Article 6	Article 6

CAPITAL	CAPITAL

The capital of the company is equal to Euro 14,956,317 (fourteen million nine hundred fifty six thousand three hundred sixteen).	The capital of the company is equal to Euro 14,956,317 (fourteen million nine hundred fifty six thousand three hundred sixteen).

Current Version	Amended Version
The capital is divided into no. 14,956,317 (fourteen million nine hundred fifty six thousand three hundred sixteen) shares, all without par value.	The capital is divided into no. 14,956,317 (fourteen million nine hundred fifty six thousand three hundred sixteen) shares, all without par value.

By means of a resolution of the shareholders’ meeting dated September 30, 2004, the capital was increased in cash, on a separable basis, up to an amount equal to Euro 1,560,000 (one million five hundred and sixty thousand), divided into 1,560,000 (one million five hundred and sixty thousand) ordinary shares, to be issued in one or more installments and to be subscribed, within September 30, 2019, only by employees and operating consultants of the company and/or its controlling/controlled companies, (included the current Chairman of the Board of Directors and managers) on the terms and conditions provided in the same resolution; as of June 30, 2009, such amount was reduced to Euro 1,500,000 (one million five hundred thousand) as a consequence of the subscription of 60,000 (sixty thousand) shares.

By means of a resolution of the shareholders’ meeting dated September 30, 2004, the capital was increased in cash, on a separable basis, up to an amount equal to Euro 1,560,000 (one million five hundred and sixty thousand), divided into 1,560,000 (one million five hundred and sixty thousand) ordinary shares, to be issued in one or more installments and to be subscribed, within September 30, 2019, only by employees and operating consultants of the company and/or its controlling/controlled companies, (included the current Chairman of the Board of Directors and managers) on the terms and conditions provided in the same resolution; as of June 30, 2009, such amount was reduced to Euro 1,500,000 (one million five hundred thousand) as a consequence of the subscription of 60,000 (sixty thousand) shares.

The directors shall have the power, pursuant to articles 2443 and 2420-ter of the Italian Civil Code - for a five-year term starting from the date of the resolution of the Extraordinary Shareholders’ meeting dated April 28, 2006 – to:

The directors shall have the power, pursuant to articles 2443 and 2420-ter of the Italian Civil Code - for a five-year term starting from the date of the resolution of the Extraordinary Shareholders’ meeting dated [•], 2011 – to:

(i)       increase the capital of the Company in cash up to Euro 90 million, in one or more transactions, divided into 90,000,000 (ninety million) shares, with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase;

(i)       increase the capital of the Company in cash up to Euro 90,000,000 (ninety million), in one or more transactions, divided into 90,000,000 (ninety million) shares, with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase;

Current Version	Amended Version
(ii)       issue convertible bonds, (even subordinated) and increase the capital of the Company, in one or more transactions, where appropriate or in the interest of the Company up to Euro 10 million, through the relevant issuance of ordinary shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds;

(ii)       issue convertible bonds, (even subordinated) and increase the capital of the Company, in one or more transactions, where appropriate or in the interest of the Company up to Euro 10,000,000 (ten million), through the relevant issuance of ordinary shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds;

(iii) in each case, exclude or limit the option right of the shareholders if the Board of directors determines that exclusion or limitation to be in the interest of the Company.	(iii) in each case, exclude or limit the option right of the shareholders if the Board of directors determines that exclusion or limitation to be in the interest of the Company.

In particular, the Board of Directors may limit or exclude the option right of the shareholders, pursuant to article 2441, fifth paragraph, of the Italian Civil Code, for such reasons as the Board determines to be in the interest of the Company, including but not limited to reserving the capital increase to (i) strategic investors, such as biotechnology companies, pharmaceutical companies, healthcare companies, investment funds and private equity funds specializing in the biotechnology, pharmaceutical and/or healthcare industries, and other entities or individuals having a portfolio that includes stakes in biotechnology, pharmaceutical or healthcare companies and/or (ii) entities or individuals that are accredited investors or qualified institutional buyers under U.S. law (collectively, the “Strategic Investors”). The option right, in case of issuance of convertible bonds and/or warrants, may be excluded and/or limited in the event such financial instruments are granted to Strategic Investors and/or current owners of convertible bonds and/or warrants of the Company.

In particular, the Board of Directors may limit or exclude the option right of the shareholders, pursuant to article 2441, fifth paragraph, of the Italian Civil Code, for such reasons as the Board determines to be in the interest of the Company, including but not limited to reserving the capital increase to (i) strategic investors, such as biotechnology companies, pharmaceutical companies, healthcare companies, investment funds and private equity funds specializing in the biotechnology, pharmaceutical and/or healthcare industries, and other entities or individuals having a portfolio that includes stakes in biotechnology, pharmaceutical or healthcare companies and/or (ii) entities or individuals that are accredited investors or qualified institutional buyers under U.S. law (collectively, the “Strategic Investors”). The option right, in case of issuance of convertible bonds and/or warrants, may be excluded and/or limited in the event such financial instruments are granted to Strategic Investors and/or current owners of convertible bonds and/or warrants of the Company.

Current Version	Amended Version
By means of a resolution dated May 31, 2006, the Board of Directors – in partial execution of the power granted to it by Extraordinary Shareholders’ meeting of April 28, 2006 pursuant to Article 2443 of the Italian Civil Code – resolved, inter alia, with exclusion of the option right pursuant to Article 2441 fifth paragraph of the Italian Civil Code, to increase the capital of the Company in cash up to an amount equal to Euro 466,446 (four hundred sixty-six thousand four hundred forty-six), divided into 466,446 (four hundred sixty-six thousand four hundred forty-six) ordinary shares, reserved to the exercise of the warrants, the issuance of which has been resolved at the same time; as of June 30, 2009, such amount was reduced to 322,526 (three hundred twenty-two thousand five hundred twenty-six) Euro as a consequence of the exercise of 143,920 (one hundred forty-three thousand nine hundred and twenty) warrants, on the terms and conditions provided by the above said resolution of the Board of Directors dated May 31, 2006 and the documents attached thereto.

By means of a resolution of the extraordinary shareholders’ meeting dated April 27, 2007, the capital of the Company was increased, with the exclusion of the pre-emptive right pursuant to article 2441, fifth paragraph, of the Italian Civil Code, in cash up to an amount equal to Euro 1,000,000 (one million) divided into 1,000,000 (one million) shares, reserved to the exercise of options to be granted to employees, directors, and consultants of the Company under the Company’s equity incentive plans, on the terms and conditions provided by the above said resolution of the Shareholders’ meeting.

The Board of Directors shall have the power, pursuant to article 2443 of the Italian Civil Code - within and not later than June 30, 2014 – to increase the capital of the Company in cash, up to an amount equal to Euro 100,000,000 (including the possible share premium) on a separable basis, in one or more transactions, for a rights offering, (i) with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase, (ii) and with the faculty to reserve 1/4 of any such capital increase to employees under the Company’s equity incentive plans in effect from time to time, and (iii) to determine the modalities, terms and conditions of any such capital increase (including the measure of possible share premium) within the limits a and the context of the resolution taken by the Shareholders’ meeting on  June 30, 2009.

By means of a resolution dated December 15, 2006, the Board of Directors – in partial execution of the power granted by Extraordinary Shareholders’ meeting of April 28, 2006 pursuant to Article 2443 of the Italian Civil Code – resolved, with exclusion of the option right pursuant to Article 2441 fifth paragraph of the Italian Civil Code, to increase the capital of the Company in cash up to an amount equal to Euro 151,200 (one hundred fifty-one thousand two hundred), divided into 151,200 (one hundred fifty-one thousand two hundred) ordinary, reserved to the exercise of the warrants, the issuance of which has been resolved at the same time; as of June 30, 2009, such amount was reduced to Euro 43,210 (forty-three thousand two hundred and ten) as a consequence of the exercise of 107,990 (one hundred and seven thousand nine hundred and ninety) warrants, on the terms and conditions provided by the above said resolution of the Board of Directors dated December 15, 2006 and the documents attached thereto.

Current Version	Amended Version
By means of a resolution of the Extraordinary Shareholders’ meeting dated April 27, 2007, the capital of the Company was increased, with the exclusion of the pre-emptive right pursuant to article 2441, fifth paragraph, of the Italian Civil Code, in cash up to an amount equal to Euro 1,000,000 (one million) divided into 1,000,000 (one million) shares, reserved to the exercise of options to be granted to employees, directors, and consultants of the Company under the Company’s equity incentive plans, on the terms and conditions provided by the above said resolution of the Shareholders’ meeting.

By means of a resolution of the Extraordinary Shareholders’ meeting dated [•], 2011 the capital of the Company was increased, on a separable basis, by a maximum amount of Euro 2,200,000 (two million two hundred thousand) divided into a maximum of 2,200,000 (two million two hundred thousand) shares, having no par value, reserved to the exercise of options to be granted to employees, directors, and consultant of the Company pursuant to the Company’s 2007 Stock Option Plan.

The Board of Directors shall have the power, pursuant to article 2443 of the Italian Civil Code - within and not later than June 30, 2014 – to increase the capital of the Company in cash, up to an amount equal to Euro 100,000,000 (including the possible share premium) on a separable basis, in one or more transactions, for a rights offering, (i) with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase, (ii) and with the faculty to reserve 1/4 of any such capital increase to employees under the Company’s equity incentive plans in effect from time to time, and (iii) to determine the modalities, terms and conditions of any such capital increase (including the measure of possible share premium) within the limits a and the context of the resolution taken by the Shareholders’ meeting on  June 30, 2009.

In light of the above, the Board of Directors proposes to hold an Extraordinary Shareholders’ meeting to approve the following resolutions:

At the Extraordinary Shareholders’ meeting of Gentium S.p.A., after having examined and approved the report of the Board of Directors, the shareholders

RESOLVED

•
to amend the 2007 Resolution in order to set the minimum exercise price at Euro 2.12, on the basis of the net worth value of the Company as of December 31, 2010, and to increase the capital of the Company in cash by a maximum amount of Euro 2,200,000 (two million two hundred thousand), on a separable basis, with the exclusion of the pre-emptive right of the shareholders (pursuant to article 2441, fifth paragraph, of the Italian Civil Code), for the issuance of options to purchase a maximum of 2,200,000 (two million two hundred thousand) shares, without a par value, in favor of the Company’s employees, directors and consultants pursuant to the Plan, as amended, at an exercise price equal to at least Euro 2.12 per share;

•
to update and amend article 6 of the bylaws of the Company and to confirm the power of the Board of Directors, pursuant to articles 2443 and 2420-ter of the Italian Civil Code, - for a five-year term starting from the date of this 2011 Extraordinary Shareholders’ Meeting – to:

(i)
increase the capital of the Company in cash up to Euro 90,000,000 (ninety million), in one or more transactions, divided into 90,000,000 (ninety million) shares, with the faculty to reserve all or part of such amount to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for the relevant capital increase;

(ii)
issue convertible bonds, (even subordinated) and increase the capital of the Company, in one or more transactions, where appropriate or in the interest of the Company up to Euro 10,000,000 (ten million), through the issuance of maximum ordinary shares reserved for the conversion of such convertible bonds, it being understood that such convertible bonds may be reserved, in whole or in part, to the exercise of warrants issued by means of the same resolution of the Board of Directors providing for issuance of the convertible bonds;

(iii)	in each case, exclude or limit the option right of the shareholders if the Board of directors determines that exclusion or limitation to be in the interest of the Company;

In particular the Board may limit or exclude the option right of the shareholders, pursuant to article 2441, fourth and fifth paragraph, of the Italian Civil Code, for such reasons as the Board determines to be in the interest of the Company, including but not limited to reserving the capital increase to (i) strategic investors, such as biotechnology companies, pharmaceutical companies, healthcare companies, investment funds and private equity funds specializing in the biotechnology, pharmaceutical and/or healthcare business industries, and other entities or individuals having a portfolio that includes stakes in biotechnology, pharmaceutical or healthcare companies, and/or (ii) entities or individuals that are accredited investors or qualified institutional buyers under U.S. law (the subjects under points (i) and (ii), collectively, the “Strategic Investors”). The option right, in case of issuance of convertible bonds and/or warrants, may be excluded and/or limited in the event such financial instruments are granted to Strategic Investors and/or and/or current owners of convertible bonds and/or warrants of the Company;

•
to grant the Chairman of the Board of Directors with the power to carry out all the necessary formalities in order to implement the above mentioned resolutions, including, but not limited to, the power to (i) make formal amendments to the text of the bylaws, (ii) carry out the necessary formalities in order to register such resolutions with the Register of Enterprises, and (iii) delegate such powers to third parties.

* * *

March 2, 2011	The Board of Directors